Exhibit 99.1

Net1 Responds to Corruption Watch Notice of Motion

Johannesburg, April 2, 2015 Net 1 UEPS Technologies, Inc. (Net1 or the Company) (NasdaqGS: UEPS; JSE: NT1) today announced that Cash Paymaster Services (Pty) Ltd (CPS), a subsidiary of the Company, has been named as a respondent in a Notice of Motion filed by Corruption Watch, a South African non-profit civil society organization.

The Notice of Motion seeks an order from the High Court of South Africa for the reviewing and setting aside of the decision by the Chief Executive Officer of the South African Social Security Agency (SASSA) on April 25, 2014 to approve payment of ZAR317 million (approximately USD26.4 million at the current exchange rate) to CPS. Corruption Watch claims that there was no lawful basis for the SASSA CEOs decision, that the decision was unreasonable and irrational and that the decision did not comply with South African legislation.

The Company announced on June 6, 2014 that it had received approximately ZAR 275 million, excluding VAT, (or $25.7 million at prevailing exchange rates) from SASSA, related to the recovery of additional implementation costs incurred during the beneficiary re-registration process in fiscal 2012 and 2013. At the time, SASSA requested Net1 to biometrically register all social grant beneficiaries (including all child beneficiaries), in addition to the grant recipients who were issued with the SASSA-branded UEPS/EMV smart cards. As a result, Net1 performed approximately 11 million additional registrations that did not form part of its monthly service fee and claimed a cost recovery from SASSA, supported by a factual findings certificate from an independent auditing firm. SASSA agreed to pay the ZAR 275 million as full settlement of the additional costs incurred.

SASSAs decision to re-register all 21 million social grant beneficiaries has enabled it, through the use of Net1s biometric search engine and data analysis tools, to identify and remove any duplicate, invalid and non-existent grant recipients from the grant system. On March 29, 2015, SASSA issued a media statement in which the Minister of Social Development, Ms. Bathabile Dlamini, stated: During 2012 we embarked on a process of re-registering grant beneficiaries in order to root out ghost beneficiaries and ensure that grants are paid out only to existing and deserving South Africans. Through the re-registration process, we eliminated fraud and corruption and created a conducive environment for SASSA to have a solid database of all beneficiaries which enables it to pay the right grant, to the right person, and at the right place. Today we can confidently say that through the re-registration process and the introduction of the biometric-based payment systems, SASSA has a credible database of beneficiaries, and that fraud in our social security system has been cut down by billions of Rands.

The Company is currently taking legal advice regarding the Notice of Motion to determine the appropriate course of action, if required.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (UEPS), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com